Exhibit 10.10

HARPOON THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

ADOPTED: ______________, 2019

Each member of the Board of Directors (the “Board”) of Harpoon Therapeutics, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service following the closing of the initial public offering of the Company’s common stock (the “IPO”).

The Director Compensation Policy will be effective upon the execution of the underwriting agreement in connection with the IPO (the date of such execution being referred to as the “IPO Date”). The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Annual Cash Compensation

Commencing at the beginning of the first calendar quarter following the IPO Date, each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears no later than 30 days following the end of each quarter in which the service occurred, prorated for any partial quarter of service. All annual cash fees are vested upon payment.

Each Non-Employee Director may elect to receive all (but not less than all) of his or her annual cash compensation under the Director Compensation Policy in the form of a stock option (each such election, an “Election”). Each such stock option will have the applicable terms and conditions set forth below. Each Election will be made no later than prior to the start of the calendar year to which the Election applies.

1.	Annual Board Service Retainer:
a.	All Eligible Directors: $35,000
b.	Chairman (as applicable): $65,000 (in lieu of above)
2.	Annual Committee Member Service Retainer:
a.	Member of the Audit Committee: $7,500
b.	Member of the Compensation Committee: $5,000
c.	Member of the Nominating and Corporate Governance Committee: $4,000
3.	Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):
a.	Chairman of the Audit Committee: $15,000
b.	Chairman of the Compensation Committee: $10,000
c.	Chairman of the Nominating and Corporate Governance Committee: $8,000

Equity Compensation

Equity awards will be granted under the Company’s 2019 Equity Incentive Plan or any successor equity incentive plan (the “Plan”). All stock options granted under the Director Compensation Policy will be Nonstatutory Stock Options (as defined in the Plan), with a term of ten years from the date of grant (subject to earlier termination upon a termination of the Non-Employee Director’s Continuous Service (as defined in the Plan)) and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of the Company on the date of grant.

(a) Stock Options Granted in lieu of Annual Cash Compensation.

Each Non-Employee Director that has properly and timely delivered an Election to the Company will be granted a Nonstatutory Stock Option on the date of the annual meeting of the Company’s stockholders (each, an “Annual Meeting”) occurring in the calendar year to which the Election relates (the “Election Option Grant Date”), subject to the Non-Employee Director’s Continuous Service through such date (each, an “Election Option”). Each Election Option will have a grant date value calculated based on the Black-Scholes option valuation methodology equal to the annual cash compensation that such Nonstatutory Stock Option is being granted in lieu of, provided that the number of shares covered by such Nonstatutory Stock Option will be rounded down to the nearest whole share. Notwithstanding anything to the contrary herein, for the calendar year in which the IPO occurs, the Election Option will be granted on the IPO Date, subject to the Non-Employee Director’s Continuous Service through such date. Twenty-five percent (25%) of each Election Option will vest on the last day of each calendar quarter following the Election Option Grant Date, subject to the Non-Employee Director’s Continuous Service through each applicable vesting date.

(b) Automatic Equity Grants.

(i) Initial Grant for New Directors. Without any further action of the Board, each person who, after the IPO Date, is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director, be granted a Nonstatutory Stock Option to purchase 20,335 shares of Company common stock (the “Initial Grant”). Each Initial Grant will vest in a series of 3 successive equal annual installments over the 3-year period measured from the date of grant, subject to the Non-Employee Director’s Continuous Service through each applicable vesting date.

(ii) Annual Grant. Without any further action of the Board, at the close of business on the date of each Annual Meeting following the IPO, each person who is then a Non-Employee Director will automatically be granted a Nonstatutory Stock Option to purchase 10,167 shares of Company common stock (the “Annual Grant”).

Notwithstanding anything to the contrary herein, if the IPO Date occurs before June 3, 2019 and an Annual Meeting will not occur during the 2019 calendar year, without any further action of the Board, on June 3, 2019, each person who is then a Non-Employee Director will automatically be granted an Annual Grant.

Further, notwithstanding anything to the contrary herein, if a Non-Employee Director was elected or appointed for the first time to be a Non-Employee Director after the IPO Date and as of the date of an Annual Meeting (or for the 2019 calendar year, June 3, 2019), 6 months or less have elapsed since the date of grant of the Initial Grant the Non-Employee Director received, then the Non-Employee Director will not be granted a full Annual Grant and instead will be granted a prorated Annual Grant (the “Prorated Annual Grant”) that will be subject to 5,083 shares of Company common stock; provided, however, that if as of the date of an Annual Meeting (or for the 2019 calendar year, June 3, 2019), less than 3 months have elapsed since the date of grant of the Initial Grant the Non-Employee Director received (or the Non-Employee Director has not yet received an Initial Grant but is then eligible to receive an Initial Grant), then the Non-Employee Director will not receive a Prorated Annual Grant (or an Annual Grant). For the avoidance of doubt, this paragraph shall not apply to Non-Employee Directors who were elected or appointed for the first time to be a Non-Employee Director prior to the IPO Date and thus did not receive an Initial Grant.

Each Annual Grant or Prorated Annual Grant, as applicable, will vest on the 1-year anniversary of the date of grant, subject to the Non-Employee Director’s Continuous Service through the vesting date.

(c) Change in Control. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change in Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to the Director Compensation Policy will become fully vested immediately prior to the closing of such Change in Control.

(d) Remaining Terms. The remaining terms and conditions of each stock option, including transferability, will be as set forth in the Company’s standard Option Agreement, in the form adopted from time to time by the Board.

Expenses

The Company will reimburse Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

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